Exhibit 4(a)

March 16, 2010

Company Order and Officers' Certificate
Floating Rate Notes, Series A, due 2012

Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of September 1, 1997 (as it may be amended or supplemented, the "Indenture"), from Columbus Southern Power Company (the "Company") to Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), and the Board Resolutions dated June 30, 2009, a copy of which certified by the Secretary or an Assistant Secretary of the Company is being delivered herewith under Section 2.01 of the Indenture, and unless otherwise provided in a subsequent Company Order pursuant to Section 2.04 of the Indenture,

1.	The Company's Floating Rate Notes, Series A, due 2012 (the "Notes") are hereby established. The Notes shall be in substantially the form attached hereto as Exhibit 1.

2.
The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below correspond to the numbered subsections of Section 2.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture or in the Notes):

(i)	the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to $150,000,000, except as contemplated in Section 2.01(i) of the Indenture;

(ii)	the date on which the principal of the Notes shall be payable shall be March 16, 2012 ("Stated Maturity");

(iii)
interest on the Notes shall be payable on March 16, June l6, September 16 and December 16 of each year (each, an "Interest Payment Date"), commencing on June 16, 2010 and shall accrue from and including the date of authentication of the Notes to, but excluding, June 16, 2010, and thereafter, from and including each Interest Payment Date to, but excluding, the next succeeding Interest Payment Date or Stated Maturity, as the case may be; the Regular Record Date for the determination of holders to whom interest is payable on any such Interest Payment Date shall be the fifteenth calendar day preceding the relevant Interest Payment Date; provided that interest payable on Stated Maturity shall be paid to the Person to whom principal shall be paid;  If any Interest Payment Date (other than at the Stated Maturity) is not a Business Day, then such Interest Payment Date shall be the next succeeding Business Day, except that if such Business Day is in the next calendar month, such Interest Payment Date shall be the immediately preceding Business Day.  If the Stated Maturity of this Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest shall accrue on such amounts for the period from and after such Stated Maturity;

(iv)
the Notes will bear interest for each quarterly Interest Period at a per annum rate ("Interest Rate") determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application.  The Interest Rate for each Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.40%; provided, however,  that in certain circumstances described below, the Interest Rate will be determined  by substituting bank quotations for LIBOR or by using LIBOR from the previous Interest Period, in each case plus the applicable spread.

If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the Interest Rate for the Notes as follows:

(1)  If such rate does not appear on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of the underwriter, selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the Interest Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate.  If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations, and the Interest Rate on the Notes for that Interest Period shall be equal to LIBOR so calculated plus 0.40%.

(2)  If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of the underwriters, selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period. The establishment of LIBOR by the Calculation Agent shall (in the absence of manifest error) be final and binding.  In this case, the Interest Rate on the Notes for the applicable Interest Period shall be equal to LIBOR so calculated plus 0.40%

(3)  All percentages resulting from any calculation of the interest rate on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

(v)	This Note is not redeemable prior to maturity.

(vi)(a)
the Notes shall be issued in the form of a Global Note;  (b) the Depositary for such Global Note shall be The Depository Trust Company; and (c) the procedures with respect to transfer and exchange of Global Notes shall be as set forth in the form of Note attached hereto;

(vii)	the title of the Notes shall be "Floating Rate Notes, Series A, due 2012";

(viii)	the form of the Notes shall be as set forth in Paragraph 1, above;

(ix)	see item (iv) above;

(x)	the Notes shall not be subject to a Periodic Offering;

(xi)	not applicable;

(xii)	not applicable;

(xiii)	not applicable;

(xiv)	the Notes shall be issuable in denominations of $1,000 and any integral multiple thereof;

(xv)	not applicable;

(xvi)	the Notes shall not be issued as Discount Securities;

(xvii)	not applicable;

(xviii)	see item (iv) above; and

(xix)	Limitation on Liens:

So long as any of the Notes are outstanding, the Company will not create or suffer to be created or to exist any additional mortgage, pledge, security interest, or other lien (collectively "Liens") on any of its utility properties or tangible assets now owned or hereafter acquired to secure any indebtedness for borrowed money ("Secured Debt"), without providing that the Notes will be similarly secured.  This restriction does not apply to the Company's subsidiaries, nor will it prevent any of them from creating or permitting to exist Liens on their property or assets to secure any Secured Debt.  In addition, this restriction does not prevent the creation or existence of:

(a)
Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

(b)	Financing of the Company's accounts receivable for electric service;

(c)	Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of liens permitted by the foregoing clauses; and

(d)	The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

In addition to the permitted issuances above, Secured Debt not otherwise so permitted may be issued in an amount that does not exceed 15% of Net Tangible Assets as defined below.

"Net Tangible Assets" means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the Company's balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the Company's current liabilities appearing on such balance sheet.  For purposes of this definition, the Company's balance sheet does not include assets and liabilities of its subsidiaries.

This restriction also does not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business.

3.           You are hereby requested to authenticate $150,000,000 aggregate principal amount of Floating Rate Notes, Series A, due 2012, executed by the Company and delivered to you concurrently with this Company Order and Officers' Certificate, in the manner provided by the Indenture.

4.           You are hereby requested to hold the Notes as custodian for DTC in accordance with the Blanket Issuer Letter of Representations dated November 20, 2003, from the Company to DTC.

5.           Concurrently with this Company Order and Officers' Certificate, an Opinion of Counsel under Sections 2.04 and 13.06 of the Indenture is being delivered to you.

6.           The undersigned Renee V. Hawkins and Thomas G. Berkemeyer, the Assistant Treasurer and Assistant Secretary, respectively, of the Company do hereby certify that:

(i)
we have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officers' Certificate, and the definitions in the Indenture relating thereto;

(ii)	we have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

(iii)	we have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as we deemed relevant for purposes of this certificate;

(iv)	in our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

(v)
on the basis of the foregoing, we are of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with.

Kindly acknowledge receipt of this Company Order and Officers' Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

Very truly yours,

COLUMBUS SOUTHERN POWER COMPANY

By:           /s/ Renee V. Hawkins
Assistant Treasurer

And:      /s/ Thomas G. Berkemeyer                                                                .
Assistant Secretary

Acknowledged by Trustee:

 DEUTSCHE BANK TRUST COMPANY AMERICAS

BY:  DEUTSCHE BANK NATIONAL TRUST COMPANY

By:          /s/ David Contino                                                      .
Authorized Signatory

Exhibit 1

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate to be issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.  Except as otherwise provided in Section 2.11 of the Indenture, this Security may be transferred, in whole but not in part, only to another nominee of the Depository or to a successor Depository or to a nominee of such successor Depository.

No.   R1

COLUMBUS SOUTHERN POWER COMPANY
Floating Rate Notes, Series A, due 2012

CUSIP:  199575AX9                                                                                                Original Issue Date:  March 16, 2010

Stated Maturity: March 16, 2012

Principal Amount:  $150,000,000

Redeemable:                      Yes [ ]                                No [X]
In Whole:                           Yes [ ]                                No [X]
In Part:                                Yes [ ]                                No [X]

COLUMBUS SOUTHERN POWER COMPANY, a corporation duly organized and existing under the laws of the State of Ohio (herein referred to as the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the Principal Amount specified above on the Stated Maturity specified above, and to pay interest on said Principal Amount on March 16, June 16, September16 and December 16 of each year, commencing on June 16, 2010 at the per annum interest rate  determined by the Calculation Agent on each Interest Determination Date, as such terms are defined herein, until the Principal Amount shall have been paid or duly provided for.  The amount of interest payable on any Interest Payment Date shall be computed on the basis of the actual number of days for which interest is payable in the relevant Interest Period, divided by 360.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in the Indenture, as hereinafter defined, shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) shall have been registered at the close of business on the fifteenth calendar day before each Interest Payment Date (the "Regular Record Date") provided that interest payable on the Stated Maturity shall be paid to the Person to whom principal is paid.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such Regular Record Date and shall be paid as provided in said Indenture.

If any Interest Payment Date (other than at the Stated Maturity) is not a Business Day, then such Interest Payment Date shall be the next succeeding Business Day, except that if such Business Day is in the next calendar month, such Interest Payment Date shall be the immediately preceding Business Day.  If the Stated Maturity of this Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest shall accrue on such amounts for the period from and after such Stated Maturity.  The principal of and the interest on this Note shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, New York, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest (other than interest payable on the Stated Maturity) may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register or by wire transfer to the account designated by the person entitled thereto.

This Note is one of a duly authorized series of Notes of the Company (herein sometimes referred to as the "Notes"), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of September 1, 1997 duly executed and delivered between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), a corporation organized and existing under the laws of the State of New York, as Trustee (herein referred to as the "Trustee") (such Indenture, as originally executed and delivered and as thereafter supplemented and amended being hereinafter referred to as the "Indenture"), to which Indenture and all indentures supplemental thereto or Company Orders reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the registered holders of the Notes.  By the terms of the Indenture, the Notes are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as in the Indenture provided.  This Note is one of the series of Notes designated on the face hereof.

 This Note may not be redeemed by the Company prior to maturity.

This Note will bear interest for each quarterly Interest Period at a per annum rate ("Interest Rate") determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application.  The Interest Rate for each Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.40%; provided, however, that in certain circumstances described below, the Interest Rate will be determined without reference to LIBOR.  Promptly upon such determination, the Calculation Agent will notify the Trustee for the Notes, if the person serving as the Trustee is not then serving as the Calculation Agent, of the Interest Rate for the new Interest Period.  The Interest Rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and registered holders of this Note, the Company and the Trustee for the Notes.

Interest on this Note will accrue from and including the Original Issue Date specified above to, but excluding, June 16, 2010, and thereafter, from and including each Interest Payment Date to, but excluding, the next succeeding Interest Payment Date or Stated Maturity, as the case may be.

"Business Day" means, with respect to this Note, any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

"Calculation Agent" means Deutsche Bank Trust Company Americas, or its successor appointed by the Company, acting as calculation agent.

"Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

"Interest Period" means the period commencing on an Interest Payment Date (or commencing on the Original Issue Date, if no interest has been paid or duly made available for payment since that date) and ending on the day before the next succeeding Interest Payment Date.

"LIBOR" means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on the next interest payment date that appears on Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period. If such rate does not appear on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the underwriters, selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the Interest Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the underwriters, selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period. The establishment of LIBOR by the Calculation Agent shall (in the absence of manifest error) be final and binding.  We will pay the principal of the Notes and interest payable at maturity in immediately available funds at the office of Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York.

"London Business Day" means a day other than a Saturday or Sunday that is not a day on which banking institutions in London, England and New York, New York are authorized or obligated by law or executive order to be closed and a day on which dealings in deposits in U. S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Reuters LIBOR01 Page” means the display so designated as the Reuters 3000 Xtra (or such other page as may replace that page or that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates as prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

Upon request, the Calculation Agent will provide the current Interest Rate and, if determined, the Interest Rate which will become effective for the next Interest Period.

All percentages resulting from any calculation of the Interest Rate will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth therein.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the registered holders of not less than a majority in aggregate principal amount of the Notes of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the registered holders of the Notes; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Notes of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture, without the consent of the registered holder of each Note then outstanding and affected; (ii) reduce the aforesaid percentage of Notes, the registered holders of which are required to consent to any such supplemental indenture, or reduce the percentage of Notes, the registered holders of which are required to waive any default and its consequences, without the consent of the registered holder of each Note then outstanding and affected thereby; or (iii) modify any provision of Section 6.01(c) of the Indenture (except to increase the percentage of principal amount of securities required to rescind and annul any declaration of amounts due and payable under the Notes), without the consent of the registered holder of each Note then outstanding and affected thereby.  The Indenture also contains provisions permitting the registered holders of a majority in aggregate principal amount of the Notes of all series at the time outstanding affected thereby, on behalf of the registered holders of the Notes of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Notes of such series.  Any such consent or waiver by the registered holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such registered holder and upon all future registered holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company as may be designated by the Company accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees.  No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the registered holder surrendering the same.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed.

COLUMBUS SOUTHERN POWER COMPANY

By:           /s/ Renee V. Hawkins
Name:      Renee V. Hawkins
Title:        Assistant Treasurer
Attest:

By:           /s/ Thomas G. Berkemeyer
Name:     Thomas G. Berkemeyer
Title:       Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series of Notes designated in accordance with, and referred to in, the within-mentioned Indenture.

Dated:  March 16, 2010

DEUTSCHE BANK TRUST COMPANY AMERICAS

BY:  DEUTSCHE BANK NATIONAL TRUST COMPANY

By:           /s/ David Contino
                Authorized Signatory

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER
   IDENTIFYING NUMBER OF ASSIGNEE)

_______________________________________

________________________________________________________________

________________________________________________________________
(PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF
________________________________________________________________
ASSIGNEE) the within Note and all rights thereunder, hereby
________________________________________________________________
irrevocably constituting and appointing such person attorney to
________________________________________________________________
transfer such Note on the books of the Issuer, with full
________________________________________________________________
power of substitution in the premises.

Dated:________________________                                                                           _________________________

NOTICE:
The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and NOTICE:  Signature(s) must be guaranteed by a financial institution that is a member of the Securities Transfer Agents Medallion Program ("STAMP"), the Stock Exchange Medallion Program ("SEMP") or the New York Stock Exchange, Inc. Medallion Signature Program ("MSP").